Exhibit 5

Cadwalader, Wickersham & Taft LLP 227 West Trade Street, Charlotte, NC 28202 Tel +1 704 348 5100 Fax +1 704 348 5200 www.cadwalader.com

November 29, 2018

Banc of America Merrill Lynch Commercial Mortgage Inc.
One Bryant Park
New York, New York 10036

Re:	BANK 2018-BNK15, Commercial Mortgage Pass-Through Certificates, Series 2018-BNK15

Ladies and Gentlemen:

We have acted as special counsel to Banc of America Merrill Lynch Commercial Mortgage Inc. (the “Company”) in connection with the proposed sale by the Company and purchase by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), Morgan Stanley & Co. LLC (“MS&Co.”), Wells Fargo Securities, LLC (“WFS”), Academy Securities, Inc. (“Academy”) and Drexel Hamilton, LLC (“Drexel” and, collectively with MLPF&S, MS&Co., WFS and Academy, the “Underwriters”) of the BANK 2018-BNK15, Commercial Mortgage Pass-Through Certificates, Series 2018-BNK15, Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class A-S, Class B and Class C (the “Offered Certificates”), pursuant to the terms of the Underwriting Agreement, dated as of November 16, 2018 (the “Agreement”), between the Company, the Underwriters and Bank of America, National Association. The Offered Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated as of November 1, 2018 (the “Pooling and Servicing Agreement”), between the Company, as depositor, Wells Fargo Bank, National Association, as general master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer and NCB special servicer, Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator, certificate registrar, authenticating agent and custodian, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer. Capitalized terms used herein but not defined herein have the respective meanings given them in the Agreement.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Agreement and the Pooling and Servicing Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon:

(1)       the Agreement;

(2)       the Pooling and Servicing Agreement; and

(3)       the Company’s prospectus dated November 19, 2018 (the “Prospectus”) relating to the Offered Certificates.

Items (1), (2) and (3) above are referred to in this letter as the “Transaction Documents”.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, “to our knowledge”, “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in representing the Company with respect to the transactions contemplated by the Agreement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

1.                  When the Offered Certificates have been duly executed, authenticated and delivered by the Certificate Administrator in the manner contemplated in the Pooling and Servicing Agreement and paid for by and sold to the Underwriters pursuant to the Agreement, the Offered Certificates will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits provided by the Pooling and Servicing Agreement.

2.                  The descriptions of federal income tax consequences appearing under the heading “MATERIAL FEDERAL INCOME TAX CONSIDERATIONS” in the Prospectus accurately describe the material federal income tax consequences to holders of the Offered Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement on Form SF-3 (File No. 333-206847), as declared effective on December 14, 2015 (the “Registration Statement”) as it relates to the Offered Certificates, and to the reference to Cadwalader, Wickersham & Taft LLP and the discussion of our opinions set forth in this letter under the headings “LEGAL MATTERS” and “MATERIAL FEDERAL INCOME TAX CONSIDERATIONS” in the Prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP

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